Exhibit 99.1

NEWS RELEASE
Contacts:	Gregg Piontek Senior Vice President and Chief Financial Officer Newpark Resources, Inc. gpiontek@newpark.com 281-362-6800

NEWPARK RESOURCES ANNOUNCES CEO SUCCESSION PLAN
AND MANAGEMENT TRANSITIONS

THE WOODLANDS, TX – August 23, 2021 – Newpark Resources, Inc. (NYSE: NR) today announced that Paul Howes, President and Chief Executive Officer, intends to retire as an officer of Newpark on February 28, 2022, and be succeeded at such time by Matthew Lanigan, the current President of Newpark’s Industrial Solutions operating segment. Effective September 1, 2021, Mr. Lanigan will be promoted to the position of President and Chief Operating Officer of Newpark, and Lori Briggs, the current Vice President of Marketing for Newpark Industrial Solutions, will be promoted to the position of President of the Newpark Industrial Solutions operating segment.
“We are excited that Matthew has been promoted to President and Chief Operating Officer and will ultimately replace Paul next year as CEO. We are also very pleased that Lori will take over from Matthew as President of Newpark Industrial Solutions,” said Tony Best, Newpark Chairman of the Board. “Matthew is an experienced executive with a unique combination of critical attributes that make him an excellent choice to continue our drive for long-term success. He has a proven track record, clear strategic vision and global insight, unmatched operational acumen, and a deep understanding of our business. Over the past year, the Board has thoroughly evaluated several highly qualified candidates, all of whom possessed many of the skills we were looking for in a CEO. We are confident that Matthew and the rest of our very talented senior management team will continue to execute our strategy and achieve long-term success.
“On behalf of the Board, I would like to thank Paul for his superb stewardship of Newpark over the past fifteen years. His leadership has been instrumental in setting a very strong ‘tone at the top’, transforming our culture in pursuit of his ‘One Newpark’ vision, and making Newpark the industry leader it is today. He will be truly missed, but of course, we wish him the very best in his upcoming retirement,” added Mr. Best.
Mr. Lanigan stated, “I am honored to have been selected to serve as President and COO and eventually the CEO of Newpark. I’ve had the good fortune to work very closely with Paul over these last five years and appreciate the profound impact he has had on Newpark, including establishing a culture with an unwavering commitment to safety, compliance, operational excellence and financial strength. Newpark has an exceptionally strong senior leadership and employee team – all of whom are committed to our core values and driving our long-term strategy in both the Fluids Systems and the Industrial Solutions business.” Lanigan continued, “I am also very pleased to announce the promotion of Lori Briggs to serve as President of Industrial Solutions and I look forward to her contributions in this expanded role.”
Mr. Howes added, “My experience as Newpark’s President and CEO has been very fulfilling and I’m extremely proud of all we have accomplished and the unique culture we’ve created. As I look to transition into retirement, I have the utmost confidence in Matthew’s leadership, vision and financial stewardship, as Newpark looks to build upon the platform we have all worked to create, and deliver long-term value for our shareholders.”
Mr. Lanigan, 50, joined Newpark in April 2016 as President, Newpark Industrial Solutions. From April 2014 to June 2015, Mr. Lanigan served as a Managing Director of Custom Fleet Services in Australia for GE Capital Corporation, a financial services unit of General Electric. From September 2010 to March 2014, he served as Commercial Excellence Leader in Asia Pacific for GE Capital. Previous to September 2010, Mr. Lanigan held various executive positions in marketing and sales for GE Capital Corporation and spent his early career with ExxonMobil as a Drilling & Completions Engineer and an Offshore Production Engineer and Marketer for Crude & LPG. Mr. Lanigan received his Bachelor’s degree in Chemical Engineering from Royal Melbourne Institute of Technology and his MBA from the Melbourne Business School at the University of Melbourne and is certified as a Six Sigma Master Black Belt.
Ms. Briggs, 49, joined Newpark in October 2017 as Senior Director, Business Transformation & Integration. Ms. Briggs was promoted to the position of Vice President of Marketing for Newpark Industrial Services in January 2021. From October 2015 to October 2017, Ms. Briggs served as a Global Pricing Leader in Houston, Texas for GE Oil and Gas, an energy subsidiary of General Electric. For the twenty years prior to October 2015, Ms. Briggs held various management positions in marketing, commercial, and finance for GE Capital. Ms. Briggs received her Bachelor of Science degree in Finance and Math from Miami University and her MBA from Washington University in St. Louis.
Newpark Resources, Inc. is a geographically diversified supplier providing products, as well as rentals and services to a variety of industries, including oil and gas exploration, electrical transmission & distribution, pipeline, renewable energy, petrochemical, construction, and other industries. For more information, visit our website at www.newpark.com.
This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical facts are forward-looking statements. Words such as "will," "may," "could," "would," "should," "anticipates," "believes," "estimates," "expects," "plans," "intends," and similar expressions are intended to identify these forward-looking statements but are not the exclusive means of identifying them. These statements are not guarantees that our expectations will prove to be correct and involve a number of risks, uncertainties, and assumptions. Many factors, including those discussed in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2021, and its Quarterly Reports on Form 10-Q as well as others, could cause actual plans or results to differ materially from those expressed in, or implied by, these statements. These risk factors include, but are not limited to, risks related to the COVID-19 pandemic; the worldwide oil and natural gas industry; our customer concentration and reliance on the U.S. exploration and production market; our international operations; operating hazards present in the oil and natural gas industry and substantial liability claims, including catastrophic well incidents; our ability to attract, retain and develop qualified leaders, key employees and skilled personnel; and business acquisitions and capital investments. We assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by securities laws. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.